Exhibit 2.1

Agreement and plan of Merger

This Agreement and Plan of Merger (“Agreement”), is effective as of September 6, 2023, by and between Augusta Gold Corp., a Delaware corporation (“Merging Corporation”), and Augusta Gold Corp., a Nevada corporation and wholly-owned subsidiary of Merging Corporation (the “Surviving Corporation”), pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”) and Chapter 92A.190 of the Nevada Revised Statutes (the “NRS”). Surviving Corporation and Merging Corporation are sometimes referred to herein collectively as the “Constituent Entities”.

RECITALS

WHEREAS, Merging Corporation, duly incorporated and existing under the laws of the State of Delaware, desires to reincorporate as a Nevada corporation and has formed Surviving Corporation in order to effectuate such reincorporation;

WHEREAS, the board of directors of each of Merging Corporation and Surviving Corporation deems it advisable, fair to and in the best interests of such corporations and their respective stockholders that Merging Corporation be merged with and into Surviving Corporation, upon the terms and subject to the conditions herein stated, and that Surviving Corporation be the surviving corporation after such merger (the “Merger”);

WHEREAS, the board of directors and stockholders of each of Merging Corporation and Surviving Corporation have approved this Agreement and the Merger pursuant to the DGCL and the NRS, as applicable, and all other applicable laws and regulations; and

WHEREAS, the Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations in effect thereunder, the “Code”).

NOW, THEREFORE, in consideration of the premises and the agreements of the parties hereto contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

MERGER AND RELATED MATTERS

1.1 Upon the terms and subject to the conditions of this Agreement, Merging Corporation and Surviving Corporation shall cause the Merger to be consummated by causing the articles of merger (or equivalent documents) (the “Nevada Articles of Merger”) to be duly prepared and executed in accordance with the NRS and filed with the Secretary of State of the State of Nevada and shall cause the certificate of merger (or equivalent documents) to be duly prepared and executed in accordance with the DGCL and filed with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”, and together with the Nevada Articles of Merger, the “Merger Certificates”) as soon as practicable on or after the Closing Date (as defined in Section 2 hereof). The Merger shall become effective upon the date and time specified in the Merger Certificates (the “Effective Time”).

1.2 At the Effective Time, Merging Corporation shall merge with and into Surviving Corporation, whereupon the separate existence of Merging Corporation shall cease to exist. Surviving Corporation shall succeed to, and shall possess and be vested with, as applicable, without further act, deed or other transfer, all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities, authority and powers of Merging Corporation, and shall assume and be subject to all of the liabilities, obligations and restrictions of every kind and description of Merging Corporation, including, without limitation, all outstanding indebtedness of Merging Corporation. All property of every description and every interest therein of Merging Corporation on whatever account shall thereafter be deemed to be held by or transferred to, as the case may be, and vested in, Surviving Corporation. Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of Merging Corporation, including, but not limited to, all federal, state and local laws, rules and regulations that were applicable to Merging Corporation immediately prior to the Effective Time (only to the extent such laws, rules and regulations continue to be applicable to the business, operations and securities of Surviving Corporation); and any claim existing or action or proceeding pending by or against any of Merging Corporation may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any of Merging Corporation shall be impaired by the Merger. From time to time prior to the Effective Time, as and when required by the Surviving Corporation or by its successors and assigns, Merging Corporation shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to carry out the intent and purposes of this Agreement.

1.3 Surviving Corporation shall maintain a copy of this Agreement at its principal executive office and shall provide a copy of this Agreement to the shareholders of any of the Constituent Entities upon written request by such shareholders and without charge.

ARTICLE II

CLOSING; REPRESENTATIONS AND WARRANTIES

2.1 The Closing. The closing of the Merger (the “Closing”) shall, unless otherwise agreed, take place at the offices of Dorsey & Whitney LLP, 1400 Wewatta St #400, Denver, Colorado 80202 at 10:00 A.M., local time, on the day which the last of the conditions set forth in Article 4 hereof is fulfilled or waived (subject to applicable law), or at such other time and place and on such other date as the parties hereto shall mutually agree (the “Closing Date”).

2.2 Representations and Warranties of Merging Corporation. Merging Corporation represents and warrants to Surviving Corporation as follows:

(a) Merging Corporation is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its organization, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualifications necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a material adverse effect with respect to Merging Corporation.

(b)(i) Merging Corporation has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Merging Corporation. This Agreement has been duly executed and delivered by Merging Corporation and assuming that this Agreement constitutes the valid and binding agreement of Surviving Corporation, constitutes a valid and binding obligation of Merging Corporation enforceable in accordance with its terms, except that the enforcement hereof may be limited to: (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Merging Corporation will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation (any such conflict, violation, default, right of termination, cancellation or acceleration, a “Violation”), pursuant to any provision of the certificate of incorporation or by-laws of Merging Corporation, each as amended to date, result in any Violation of any agreement to which Merging Corporation is a party, or any law applicable to Merging Corporation or its assets, in each case which could reasonably be expected to have a material adverse effect with respect to Merging Corporation.

(b)(iii) No consent, approval, or authorization from any governmental authority is required by or with respect to Merging Corporation in connection with the execution and delivery of this Agreement by Merging Corporation or the consummation by Merging Corporation of the transactions contemplated hereby, except for the filing of the Merger Certificates.

2.3 Representations and Warranties of Surviving Corporation. Surviving Corporation represents and warrants to Merging Corporation as follows:

(a) Surviving Corporation is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its organization, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualifications necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a material adverse effect with respect to Surviving Corporation.

(b)(i) Surviving Corporation has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Surviving Corporation. This Agreement has been duly executed and delivered by Surviving Corporation and assuming that this Agreement constitutes the valid and binding agreement of Merging Corporation, constitutes a valid and binding obligation of Surviving Corporation enforceable in accordance with its terms, except that the enforcement hereof may be limited to: (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Surviving Corporation will not conflict with, or result in any Violation pursuant to any provision of the articles of organization or bylaws of Surviving Corporation, each as amended to date, result in any Violation of any agreement to which Surviving Corporation is a party, or any law applicable to Surviving Corporation or its assets, which could reasonably be expected to have a material adverse effect with respect to Surviving Corporation.

(b)(iii) No consent, approval, or authorization from any governmental authority is required by or with respect to Surviving Corporation in connection with the execution and delivery of this Agreement by Surviving Corporation, or the consummation by Surviving Corporation of the transactions contemplated hereby, except for the filing of the Merger Certificates.

ARTICLE III

MANAGEMENT AND BUSINESS OF SURVIVING CORPORATION

3.1 Charter and Bylaws. The articles of incorporation (the “Nevada Articles of Incorporation”) and bylaws (“Nevada Bylaws”) of Surviving Corporation as in effect prior to the Effective Time shall be and remain the articles of incorporation and bylaws, respectively, of Surviving Corporation.

3.2 Officers and Directors. The officers and directors of Merging Corporation immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the NRS, all other applicable laws and regulations, the Nevada Articles of Incorporation and the Nevada Bylaws.

3.3 Committees. Each committee of the board of directors of Merging Corporation existing immediately prior to the Effective Time shall, effective as of, and immediately following, the Effective Time, become a committee of the board of directors of Surviving Corporation, consisting of the members of such committee of Merging Corporation immediately prior to the Effective Time and governed by the charter of such committee of Merging Corporation in existence immediately prior to the Effective Time, which charter shall, at the Effective Time, become the charter of such committee of Surviving Corporation.

3.4 Other Operations. The corporate policies, employees, business, operations and material agreements and other relationships of Merging Corporation, effective immediately prior to the Effective Time shall continue in all material respects as those of the Surviving Corporation immediately following the Effective Time.

ARTICLE IV

CONDITIONS PRECEDENT TO MERGER

4.1 Conditions Precedent to Obligations of each of the Constituent Entities. The respective obligations of the Constituent Entities to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of each of the Constituent Entities pursuant to the DGCL and the NRS, as applicable, the articles of incorporation, certificate of incorporation and bylaws, as applicable, of each of the Constituent Entities, and all other applicable laws and regulations.

(b) No claim, action, suit, proceeding, arbitration, or litigation has been threatened to be filed, has been filed or is proceeding which has arisen in whole or in part out of, or pertaining to the performance of obligations hereunder or the consummation of the transactions contemplated hereby.

(c) No statute, rule, regulation, or order of any kind shall have been enacted, issued, entered, promulgated or enforced by any governmental entity which prohibits the consummation of the Merger and which is in effect at the Effective Time.

(d) Receipt of approval by the Financial Industry Regulatory Authority, Inc. and the Toronto Stock Exchange of the provisions of this Agreement and the transactions contemplated hereby.

4.2 Conditions to obligations of Surviving Corporation. The obligations of Surviving Corporation to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Merging Corporation set forth in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) Merging Corporation shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

4.3 Conditions to Obligations of Merging Corporation. The obligations of Merging Corporation to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Surviving Corporation set forth in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) Surviving Corporation shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

ARTICLE V

CONVERSION OF MERGING CORPORATION SECURITIES

5.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Entities or the stockholders of the Constituent Entities:

(a) Each one (1) share of common stock, par value $0.0001 per share, of Merging Corporation outstanding immediately prior to the Effective Time (“Merging Corporation Common Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share, of Surviving Corporation (“Surviving Corporation Common Stock”), and all outstanding shares of Merging Corporation Common Stock immediately prior to the Effective Time shall be cancelled and retired and the certificates therefor, if any, shall be surrendered to Merging Corporation and cancelled, without the issuance of any additional ownership interests thereof.

(b) At the Effective Time, each option, warrant and other security or instrument of the Merging Corporation granting the holder thereof the right to acquire Merging Corporation Common Stock (or other Merging Corporation securities) outstanding immediately prior to the Effective Time (collectively, the “Merging Corporation Securities”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a corresponding option, warrant and other security or instrument of the Surviving Corporation granting the holder thereof the right to acquire an equivalent number of shares of Surviving Corporation Common Stock (or other Surviving Corporation securities) as the number of shares of Merging Corporation Common Stock underlying such Merging Corporation Securities (collectively, the “Surviving Corporation Securities”). Notwithstanding any term of any agreement, instrument or other document to which such Merging Corporation Securities was subject immediately prior to the Effective Time that provides otherwise, immediately following the Effective Time, each of the Surviving Corporation Securities shall have the same terms and conditions as those of the applicable Merging Corporation Securities, including any vesting and forfeiture conditions. Neither the execution of this Agreement, the consummation of the Merger, nor any other transaction contemplated herein is intended, or shall be deemed, to constitute a “change in control” (or term of similar import) under any agreement to which any Merging Corporation Securities is subject.

5.2 Cancellation of Merging Corporation Securities. At the Effective Time, all rights with respect to the Merging Corporation Common Stock and the Merging Corporation Securities shall cease and terminate, and the Merging Corporation Common Stock and the Merging Corporation Securities shall no longer be deemed to be outstanding, whether or not the certificate(s), if any, representing such shares of capital stock have been surrendered to Merging Corporation.

ARTICLE VI
TAX MATTERS

6.1 Plan of Reorganization. This Agreement is intended to constitute a plan of reorganization for purposes of Treasury Regulations Section 1.368-2(g) and Sections 354, 361, and 368 of the Code, and the Merger is intended to constitute a reorganization under Section 368(a) of the Code. Each party hereto shall perform, and shall cause its affiliates to perform, its United States federal income tax reporting and conforming state tax reporting in accordance with such treatment unless otherwise required by a determination as defined in Section 1313(a) of the Code.

ARTICLE VII

MISCELLANEOUS

7.1 Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule thereof, and interpreted consistent with the intent that the Merger qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.

7.2 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the adoption of this Agreement by the stockholders of Merging Corporation shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares of capital stock or other securities of Merging Corporation, or (b) alter or change any provision of the Nevada Articles of Incorporation or Nevada Bylaws that will become effective immediately following the Merger other than as provided herein. No amendment or waiver to this Agreement shall be effective unless it is in writing, identified as an amendment or waiver to this Agreement and signed by an authorized representative of each party hereto.

7.3 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights, benefits or remedies hereunder.

7.4 Expenses. If the Merger becomes effective, Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, Merging Corporation shall pay all expenses incurred in connection with all the proceedings taken in respect of this Agreement or relating thereto.

7.5 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

7.6 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

7.8 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after either party hereto obtains stockholder approval of this Agreement, upon the consent of the board of directors of Merging Corporation and Surviving Corporation.

7.9 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.10 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, each of the parties hereto and their respective successors and assigns. Each party hereto may assign any or all of its rights under this Agreement to any transferee, provided such transferee agrees in writing to be bound by the provisions hereof that apply to such transferee.

7.11 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

[Signature page follows]

In witness whereof, each of the parties hereto has executed this Agreement as of the date first set forth above.

AUGUSTA GOLD CORP., a Delaware corporation		AUGUSTA GOLD CORP., a Nevada corporation

By:	/s/ Donald R. Taylor	By:	/s/ Donald R. Taylor
	Donald R. Taylor, President		Donald R. Taylor, President